                                                                   EXHIBIT 10.11

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                              6% SUBORDINATED NOTE


                                    made by


                    RMH SALES AND MARKETING CONSULTING, INC.
                                   ("Maker")



                                  in favor of



                  RAYMOND J. HANSELL AND MARYSUE LUCCI HANSELL
                             (collectively "Payee")


                             AMOUNT: $3,000,000.00


                              DATED: May 24, 1996



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

                              6% SUBORDINATED NOTE

                                          Philadelphia, Pennsylvania

$3,000,000                                Date: May 24, 1996


         FOR VALUE RECEIVED, RMH SALES AND MARKETING CONSULTING, INC., a Pennsylvania corporation (" Maker"), promises to pay to the order of RAYMOND J. HANSELL AND MARYSUE LUCCI HANSELL (collectively "Payee"), having an address at 506 Chaumont Drive, Villanova, Pennsylvania 19085, the principal sum of Three Million Dollars ($3,000,000.00) lawful money of the United States of America (subject to increase pursuant to Paragraph 17 below), together with unpaid interest from the date of this Note, at the rate and on the terms set forth below:

         1. Defined Terms. For the purposes of this Note, the following terms shall have the meanings set forth below:

                 "Acquisition Agreement" shall mean that certain
Recapitalization and Stock Purchase Agreement by and among Advanta, Glengar Investor, Maker and Payee dated on or about the date hereof.

                 "Advanta" shall mean Advanta Partners LP.

                 "Advanta Preferred Stock" shall mean the Series B redeemable preferred stock of Maker delivered to Advanta under the terms of the Acquisition Agreement or as a result of "payment in kind" dividends.

                 "Affiliate" of an entity shall mean any entity who or which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

                 "Available Cash Flow" with respect to any fiscal year of Maker shall mean twenty-five percent (25%) of the amount by which (a) Maker's Projections of EBITDA (as defined below) of Maker for the then current fiscal year, exceeds (b) the sum of (i) Maker's Projections of all capital expenditures for the then current fiscal year, (ii) Maker's Projections of its cash interest and principal obligations on all anticipated debt of Maker (excluding (A) projected principal payments on this Note which are only payable to the extent of Available Cash Flow and (B) projected payments of Deferred Interest) for the then current fiscal year and all anticipated cash dividend obligations on Seller's Preferred Stock for the then current fiscal year, (iii) Maker's Projections of all taxes of any nature (other than those of a nature which are deducted from earnings in computing EBITDA) for the then current fiscal year, (iv) Maker's Projections of all dividends on any preferred stock of Maker for the then current fiscal year, and (v) Maker's Projections of increases in working capital needs from the preceding fiscal year to the then current fiscal year. As used herein, "EBITDA" shall mean the earnings of Maker before deduction for interest, taxes, depreciation and amortization, as determined by the independent auditors of Maker in accordance with generally accepted accounting principles.

                 "Call Exercise" shall mean the closing of the exercise of any right of Maker to call the Common Stock held by Payee pursuant to Article 9 of the Shareholders Agreement.

                 "Common Stock" shall mean the common stock of Maker, including the Class A voting common stock and the Class B non-voting common stock.

                 "Coverage Ratio" shall mean the quotient obtained by dividing the Twelve Month Trailing Adjusted EBITDA by the Twelve Month Interest Obligation.

                 "Deferred Purchase Price" shall initially mean $3,000,000, but shall mean $4,000,000 from and after such time, if at all, as the principal balance of this Note is increased by $1,000,000 pursuant to Section 2.2(b)(ii) of the Acquisition Agreement.

                 "Deferred Interest" shall have the meaning set forth in Paragraph 2 below.

                 "Glengar Investor" shall mean Glengar International Investments Limited.

                 "Glengar Preferred Stock" shall mean the Series B redeemable preferred stock of Maker delivered to Glengar Investor under the terms of the Acquisition Agreement or as a result of payment in kind dividends.

                 "InvestorAccrued Preferred Dividends" shall mean the then accrued but unpaid dividends with respect to the Series B Preferred Stock, which unpaid dividends shall include, but shall not be limited to, the amount of any unredeemed "payment in kind" stock dividends (which shall be valued in an amount equal to the cash dividends they were distributed in lieu of).

                 "IPO" shall mean Maker's receipt of the net proceeds from the sale of its equity securities in an initial public offering pursuant to an effective registration statement under the Securities Act of 1933(excluding any registration on Form S-8).

                 "IPO Bonus" shall mean the aggregate amounts payable as the "IPO Bonus" under each of the two Employment Agreements of even date herewith between Maker and the individuals comprising Payee.





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

                 "Maker's Projections" shall mean, with respect to an amount in question, Maker's pro forma projections of such amount as determined in good faith by Maker's board of directors based on the input of the chief financial officer of Maker.

                 "Maturity Date" shall mean the earliest of (i) the Sale of Maker, or (ii) a Call Exercise, or (iii) the eighth anniversary of the date of this Note or (iv) the transfer by Advanta of any of the Common Stock delivered to it under the terms of the Acquisition Agreement other than to Advanta's Affiliates or the employees of Advanta or its Affiliates.

                 "Minimum Coverage Ratio" shall mean one and five tenths (1.5).

                 "Preference Allocations" shall mean (i) in the case of an IPO or a Subsequent Offering, the aggregate dollar amount allocated by the underwriter to be used to redeem or prepay this Note, to be used to redeem or purchase the Seller's Preferred Stock, or to be used to redeem or purchase the Series B Preferred Stock, or (ii) in the case of any other transaction resulting in equity or debt proceeds to Maker, the aggregate amount of the net proceeds of such transaction utilized by Maker to redeem or prepay this Note, to redeem or purchase the Seller's Preferred Stock, or to redeem or purchase the Series B Preferred Stock.

                 "Principal Amortization Condition" shall be deemed to be satisfied with respect to a particular principal payment if the ratio, as of the date of the proposed principal payment, of all outstanding debt of the Company (including, for this purpose, Seller's Preferred Stock and this Note) to all equity of the Company (including all common stock, the Series B Preferred Stock and all other equity interests then outstanding, but excluding the Seller's Preferred Stock), each determined on a book value basis in accordance with generally accepted accounting principles, shall be no greater than 1:2

                 "Redemption Ratio" shall mean the quotient obtained by dividing (i) the amount by which (A) the sum of (1) the Deferred Purchase Price plus (2) unpaid Deferred Interest plus (3) $1,000,000 plus (4) Seller Accrued Preferred Dividends exceeds (B) the IPO Bonus by (ii) the amount by which (A) the sum of (1) $6,500,000 plus (2) Investor Accrued Preferred Dividends plus
(3) the Deferred Purchase Price plus (4) unpaid Deferred Interest plus
(5)$1,000,000 plus (6) Seller Accrued Preferred Dividends exceeds (B) the IPO Bonus.

                 "Sale of Maker" shall mean the closing of any transaction in which Maker sells or assigns all or substantially all of its assets or capital stock (other than any such sale or assignment to an Affiliate of Maker).

                 "Seller Accrued Preferred Dividends" shall mean the accrued but unpaid dividends with respect to Seller's Preferred Stock.





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                 "Seller's Preferred Stock" shall mean the Series A preferred stock of Payee delivered to Payee under the terms of the Acquisition Agreement.

                 "Seller's Redemption Amount" shall mean the lesser of (i) the outstanding balance of this Note or (ii) the product of (A) the Preference Allocations and (B) the Redemption Ratio.

                 "Series B Preferred Stock" shall mean the Advanta Preferred Stock and the Glengar Preferred Stock.

                 "Shareholders Agreement" shall mean that certain Shareholders Agreement with respect to Maker dated on or about the date hereof among Advanta, Payee, Glengar Investor and Maker.

                 "Subsequent Acquisition" shall mean any acquisition by Maker of all or substantially all of the assets of a third party (directly or indirectly through the purchase of stock or otherwise) occurring after the date hereof.

                 "Subsequent Offering" shall mean Maker's receipt of the net proceeds from the sale of its equity securities in a public offering pursuant to an effective registration statement under the Securities Act of 1933 (excluding any registration on Form S-8 and excluding any IPO).

                 "Third Party Debt" shall mean all debt obligations of the Company of every kind or nature (including, but not limited to, capital lease obligations and obligations made or issued by Maker at any time and from time to time to one or more banks, thrift institutions, insurance companies, pension funds, trustees under an indenture of trust for the holders of debt instruments, finance companies or other lending or financial institutions or their Affiliates or other individuals or entities which are not Affiliates of Glengar Investor, Advanta or Maker, whether term loan, revolving credit loan or other facility, whether secured or unsecured, and all advances, re-advances, extensions, renewals, refundings, refinancings and modifications thereof and thereunder, and all payment and performance obligations of Maker under all documents and instruments evidencing and securing such obligations, as such documents and instruments may be extended, renewed, refunded, refinanced or modified) other than (i) debt in favor of Affiliates of Maker, (ii) accounts payable in favor of vendors and service providers of Maker incurred in the ordinary course, (iii) the debt evidenced by this Note, (iv) accrued expenses, including, without limitation, accrued payroll and (v) current or accrued liabilities for taxes.

                 "Third Party Debt Pay-Off Date" shall mean the date on which all Third Party Debt is retired.

                 "Twelve Month Interest Obligation" shall mean, at any point in time, Maker's Projections of its cash interest payment obligations on all anticipated debt of Maker





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during the next succeeding 12 months (including, but not limited to any debt assumed in connection with a Subsequent Acquisition which has not been paid in full).

                 "Twelve Month Trailing Adjusted EBITDA" shall mean, at any point in time, Maker's earnings for the twelve-month period ending on the last day of the immediately preceding calendar month (the "Prior Twelve Month Period"), before deduction for (i) interest, taxes, depreciation and amortization or (ii) any nonrecurring extraordinary expenditures incurred during such period, but after deducting capital expenditures incurred during such period in order to maintain or replace existing assets of Maker ("Maintenance Capital Expenditures") as opposed to those incurred to improve the assets of Maker or acquire new assets, all as determined by the Board of Directors based on the input of the Chief Financial Officer of Maker in conformance with generally accepted accounting principles consistently applied. If a Subsequent Acquisition has occurred during or subsequent to the Prior Twelve Month Period, Twelve Month Trailing Adjusted EBITDA shall be computed as if such Subsequent Acquisition had occurred on or prior to the beginning of the Prior Twelve Month Period so as to include the earnings of the Company or other entity so acquired during the entire Prior Twelve Month Period with all appropriate adjustments being made.

         2.      Interest and Principal.

                 (a) Maker promises to pay interest on the then outstanding principal amount of this Note, from the date hereof until payment in full, at the rate of six percent (6%) per annum. Interest shall be due and payable quarterly in arrears on the last day of each calendar quarter occurring during the term of this Note (that is, on the last day of March, June, September and December), with the first payment due on June 30, 1996 and continuing thereafter until the Maturity Date.

                 (b) Any installment of interest not paid when due hereunder ("Deferred Interest") by reason of Paragraph 4 below, shall bear interest at the rate of 6% per annum. Deferred Interest (and interest thereon) shall be payable (provided Payee is no longer prohibited by the provisions of Paragraph 4 from accepting such interest) on the earlier of such time as Maker has Available Cash Flow to pay such Deferred Interest or the Maturity Date.

                 (c) The principal of this Note shall, in any event, be due and payable on the Maturity Date; provided, however, that portions of the principal shall be payable prior to the Maturity Date as follows:

                          (i)     one-half of the Deferred Purchase Price shall
be due and payable on the seventh anniversary of the date of this Note, if and to the extent not earlier paid pursuant to any of the other provisions of this Note (including, but not limited to, Paragraphs 2(c)(ii), 2(c)(iii), 2(c)(iv) and 5 below);





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                          (ii)    one-third of the principal balance of this
Note outstanding as of the Third Party Debt Pay-Off Date shall be due and payable on each of the first, second and third anniversaries of the Third Party Debt Pay- Off Date (if and to the extent, subsequent to the Third Party Debt Pay-Off Date, not earlier paid pursuant to any other provisions of this Note (including, but not limited to, Paragraph 2(c)(i)above and Paragraphs 2(c)(iii), 2(c)(iv) and 5 below)) provided that there is Available Cash Flow on such dates to make these principal payments (to the extent that there is not Available Cash Flow to make any of such annual payments, any annual payment (or a portion thereof) which is not made, shall be made when and if there is Available Cash Flow to make such payment);

                          (iii)   an amount equal to Seller's Redemption Amount
shall be due and payable upon the occurrence of an IPO, a Subsequent Offering, or any other transaction that results in the Company's receipt, from the sale of equity or debt, proceeds that are utilized to redeem or purchase the Series B Preferred Stock, in whole or in part; and

                          (iv)    at the end of the first full calender quarter
following the occurrence of an IPO (provided that the Principal Amortization Condition is satisfied at the end of such calender quarter), and at the end of each succeeding calender quarter during the term of this Note occurring at a time when the Principal Amortization Condition remains satisfied, an amount equal to the product of (A) twenty five percent (25%) and (B) Available Cash Flow with respect to the fiscal year in which such quarter occurs shall be due and payable.

                 (d) The entire unpaid balance of principal, all unpaid interest accrued on it and all other unpaid sums payable under this Note shall be due and payable in full on the Maturity Date.

         3. Method of Payment. The principal and interest shall be payable by Maker's plain check at the address of Payee set forth above, or at such other place as Payee, from time to time, may designate in writing.

         4.      Subordination.

                 (a) Payee hereby agrees, by accepting this Note, for Payee and any transferee, assignee or subsequent Payee of this Note (collectively, the "Subordinated Creditor"), that the indebtedness of Maker evidenced by the Note is subordinated and junior in right of payment to all unpaid Third Party Debt. As used in this Note, the term "subordinated and junior in right of payment" shall mean that no part of this Note shall have any claim to the assets of Maker on a parity with or prior to the claims of the Third Party Debt.

                 (b) Maker shall make, and the Subordinated Creditor may accept, regularly scheduled payments (but not any prepayment whether due by virtue of acceleration





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

of this Note or otherwise) of principal and interest due under this Note until a Specified Event has occurred and is continuing. As used in this Note the term "Specified Event" shall mean that (i) a petition or case under any bankruptcy, insolvency, reorganization or other similar law has been filed by or against Maker or Maker has made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they come due or there occurs any other event set forth in Paragraph 6(c) of this Note or (ii) the holder of any Third Party Debt (or any person or entity acting on behalf of such holder) has declared an event of default under any note or other instrument relating to any of the Third Party Debt and has notified Maker thereof. Except as permitted by the first sentence of this Paragraph 4(b), until and unless the Third Party Debt shall have been fully paid and satisfied, the Subordinated Creditor shall not be entitled to receive any payment on account of any amounts due under this Note. Maker shall promptly notify Payee at such time as Maker becomes aware that a Specified Event has occurred (but the failure to so notify shall not affect the rights of any holder of the Third Party Debt).

                 (c) Upon the occurrence of any Specified Event and for so long as such Specified Event continues:

                          (i)     the holders of Third Party Debt shall be
entitled to receive payment in full of the principal of, prepayment premium, if any, and interest and other amounts payable under the Third Party Debt (including, but not limited to, interest accruing before and after the occurrence of a Specified Event) before Subordinated Creditor shall be entitled to receive any payment on this Note; and

                          (ii)    until the Third Party Debt is paid in full,
any distribution to which Subordinated Creditor would be entitled pursuant to the terms of this Note but for this Paragraph 4 shall be made to the holders of the Third Party Debt.

                 (d) Upon any distribution of assets (in cash, securities or other property) of Maker to Subordinated Creditor in violation of this Paragraph 4, Subordinated Creditor shall hold the distribution in trust for the benefit of, and shall forthwith pay over and deliver such distribution to, the holders of the Third Party Debt.

                 (e) Notwithstanding anything to the contrary contained in this Note or any agreement or instrument relating to the indebtedness evidenced hereby, the Subordinated Creditor shall not accelerate the indebtedness payable under this Note, initiate any action to seek or enforce collection of this Note, including initiating a filing of a case or petition for relief under the Federal Bankruptcy Code during any period with respect to which payment may not be made on the Note under this Paragraph 4 unless judicial proceedings have been initiated by the holders of the Third Party Debt to collect the Third Party Debt and are continuing.

                 (f) Except as specifically provided herein, the rights under these subordination provisions of the holders of the Third Party Debt as against the Subordinated





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

Creditor shall remain in full force and effect without regard to, and shall not impaired or affected by:

                          (i)     any act or failure to act on the part of Maker
under the terms of this Note;

                          (ii)    any extension or indulgence in respect of any
payment or prepayment of any Third Party Debt or any part thereof or in respect of any other amount payable to any holder of the Third Party Debt;

                          (iii) any amendment, modification or waiver of, or
addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Third Party Debt, any agreement which may be made relating to any Third Party Debt or any instrument evidencing the Third Party Debt; or

                          (iv) any exercise or nonexercise by any holder of the
Third Party Debt of any right or remedy under or in respect of any Third Party Debt or these subordination provisions or any waiver of any such right or remedy or of any default in respect of the Third Party Debt or these subordination provisions, or any receipt by any holder of the Third Party Debt of any security, or any failure by any holder of the Third Party Debt to perfect a security interest in, or any release by any holder of the Third Party Debt, any security or guaranty for the payment of the Third Party Debt.

                 (g) The obligations of the Subordinated Creditor under this Note shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Third Party Debt, or any other payment to any holder of any Third Party Debt, is rescinded or must otherwise be restored or returned by the holders of such Third Party Debt upon the occurrence of any event described in clause (i) of the second sentence of Paragraph 4(b) hereof, all as though such payment had not been made.

                 (h) The provisions of this Paragraph 4 shall continue in full force and effect, notwithstanding the commencement of a case under title 11 of the United States Code, as amended, by or against Maker or any of its property. In furtherance of the foregoing, if Payee receives, directly or indirectly, by set-off, redemption, purchase or in any other manner, any property of, or payments from, Maker after the commencement of such a case on account of a claim which is subordinated by the terms of this Paragraph 4 (whether as "adequate protection" payments or otherwise), Payee shall immediately turn such property or payments over to the holders of the Third Party Debt in accordance with the applicable provisions of this Paragraph 4.

                 (i) Subject to the prior payment in full of the Third Party Debt, the Subordinated Creditor shall be subrogated to the rights of the holders of the Third Party Debt (to the extent payments on the Third Party Debt are made by or on behalf of the Subordinated Creditor) to receive payments, including interest, penalties and fees, or





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distributions of assets of Maker made on the Third Party Debt until all amounts due on this Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Third Party
Debt of any cash, property or securities to which the Subordinated Creditor would be entitled except for these provisions shall, as between Maker and its creditors (other than the holders of the Third Party Debt), be deemed to be a payment by Maker to or on account of the Third Party Debt, it being understood that these provisions are and are intended solely for the purpose of defining the relative rights of the Subordinated Creditor, on the one hand, and the holders of the Third Party Debt, on the other hand.

                 (j) No payment or performance of any obligation of Maker hereunder shall be required which would violate the terms of, or cause an acceleration under, the documents evidencing and securing the Third Party Debt, and Maker shall not be in default hereunder as a result of any such non-payment or non-performance; provided, however, that, subject to Paragraphs 4(b) and 4(c) above: (i) the foregoing provision shall not apply to interest payments due under this Note and (ii) the foregoing provision shall not apply to principal payments due under this Note so long as an IPO has occurred, there is Available Cash Flow to make such principal payments and the Principal Amortization Condition is satisfied at the time the relevant principal payment is required.

                 (k) Notwithstanding that the foregoing provisions of this Paragraph 4 shall be self-executing and automatic without the need for any further act or deed on the part of Payee, Payee agrees, by accepting this Note, to execute, acknowledge and deliver such subordination, standby and other instruments as may be requested by the holders of Third Party Debt in order to confirm or further effectuate the foregoing provisions.

                 (l) Holders of Third Party Debt shall have no obligation to disclose or discuss with Payee their assessment of the financial condition or prospects of Maker.

         5. Prepayments. Maker shall have the right to prepay this Note in full or in part at any time without penalty or premium.

         6. Acceleration. Subject to Paragraph 4(e) above, if any of the events specified in subparagraphs (a) or (b) below occurs and remains uncured after the giving of notice and passage of the grace period set forth in Paragraph 8, or upon the occurrence and during the continuance of any of the events specified in subparagraph (c), below, unless, in each case, such event of default shall have been waived in writing by Payee, the unpaid principal amount of this Note, together with all accrued interest thereon and any other amounts owing hereunder, shall automatically accelerate without further act and become immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instrument or agreement to the contrary notwithstanding:





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                 (a)      a default in the payment of interest or principal
when due hereunder, subject to the provisions of Paragraph 4 above; or

                 (b) a breach by Maker of any other term of this Note, subject to the provisions of Paragraph 4 above; or

                 (c) the appointment of a receiver, liquidator or trustee of Maker or of any substantial portion of Maker's property, the commencement by Maker of any bankruptcy, reorganization, dissolution, insolvency, receivership or other proceeding or case under the federal Bankruptcy Code or similar state or federal statute or the commencement of any such proceeding against Maker that is not stayed or dismissed within sixty (60) days of its commencement.

         7. Reference to Acquisition Agreement. The rights of holder hereunder, and of any assignee or successor of holder, are expressly subject to the remedies set forth in Section 10.5 of the Acquisition Agreement.

         8. Right to Cure. Notwithstanding anything to the contrary in this Note, Payee shall not have the right to exercise any right or remedy provided for in this Note: (a) because of any default of Maker specified in Paragraph 6(a), unless Payee shall have first given Maker written notice of such default, and Maker shall have failed to cure such default within ten (10) days after Maker's receipt of such notice; and (b) because of any default of Maker specified in Paragraph 6(b), unless Payee shall have first given Maker written notice of such default, and Maker shall have failed to cure such default within twenty (20) days after Maker's receipt of such notice.

         9. No Transfers. THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS NOTE IS NOT A NEGOTIABLE INSTRUMENT.

         10. Severability. If any provision of this Note is held to be invalid or unenforceable by a Court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

         11. Maximum Rate of Interest. In no event shall the rate of interest under this Note exceed the maximum rate of interest permitted to be charged by applicable law, and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any principal or other sums outstanding under this Note and shall be applied in such order as Payee may determine. If the excessive amount of interest paid exceeds all outstanding principal and other sums outstanding under this Note, the portion exceeding the principal and other sums outstanding under this Note shall be refunded to Maker in cash by Payee.

         12. Governing Law. This Note and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         13. Terms Used. Whenever used, the use of any gender shall be applicable to all genders and the words "Payee" and "Maker" shall be deemed to include the respective heirs, personal representatives, successors and assigns of Payee and Maker; provided, however, that nothing contained in this Paragraph 13 shall be construed to permit any assignment by Payee that would otherwise be prohibited hereunder. Definitions contained in this Note which identify documents, including the Acquisition Agreement, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time. Reference to this Note contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Note.

         14. Notices. All notices, requests, demands and other communications required or permitted under this Note between Maker and Payee shall be in writing and shall be deemed to have been duly given, made and received only when provided as set forth in the Acquisition Agreement.

         15. Attorney's Fees. In connection with any litigation or arbitration arising with respect to this Note, the prevailing party shall be entitled to recover its reasonable attorneys fees and expenses and court costs.

         16. Debt Coverage. Maker agrees that it will not incur any increases in the aggregate of its Third Party Debt unless at the time such increase in Third Party Debt is incurred the Coverage Ratio equals or exceeds the Minimum Coverage Ratio. For the purpose of the preceding sentence, any advances which may be on account of that certain $14,000,000 term loan from Chemical Bank pursuant to Loan Agreement dated on or about the date hereof or on account of a $6,000,000 revolving loan from Chemical Bank pursuant to Loan Agreement dated on or about the date hereof (such $14,000,000 loan and such $6,000,000 loan being hereinafter collectively referred to as the "Chemical Loan") shall not be deemed increases in Maker's Third Party Debt. Additionally, for so long as any portion of the Chemical Loan shall remain outstanding (or available for disbursement) any additional loans made by the holder of the Chemical Loan shall not be deemed increases in Maker's Third Party Debt so long as such additonal loans do not cause the total loans made by (or available for disbursement from) the holder of the Chemical Loan to Maker to exceed $25,000,000.

         17. Increase in Deferred Purchase Price. The principal balance of this Note shall increase, retroactive to the date of this Note, by $1,000,000 at such time, if at all, as Section 2.2(b)(ii) of the Acquisition Agreement requires such increase. Interest shall be deemed to have accrued on such $1,000,000 sum at the interest rate set forth in Paragraph 2(a) of this Note from and after the date of this Note (such interest being hereinafter called "Retroactive Interest") and Retroactive Interest shall be payable on the first interest payment date pursuant to Paragraph 2(a) above occurring after Section 2.2(b)(ii) of the Acquisition Agreement requires such $1,000,000 increase.

         18. Remedies Concurrent. The remedies of Payee with respect to this Note may be pursued singly, successively, or together at the sole discretion of Payee, may be exercised as often as occasion for their exercise shall occur; and in no event shall the failure to exercise any right or remedy be construed as a waiver or release of it.

         19.     Payments Contingent Upon Available Cash Flow. Wherever in this
Note interest or principal is payable only to the extent there is Available Cash Flow or is computed by reference to the amount of Available Cash Flow (such payments being collectively referred to as "Contingent Payments"), in no event shall Maker be obligated to make Contingent Payments, in the aggregate, in any fiscal year exceeding Available Cash Flow for such year.

         IN WITNESS WHEREOF, Maker, intending to be legally bound, has caused this Note to be executed by its duly authorized signatory on the day and year first set forth above.


                                  MAKER:

                                  RMH SALES AND MARKETING
                                  CONSULTING, INC.


                                  By: /s/ MarySue Lucci Hansell
                                      -------------------------------
                                      Name:  MarySue Lucci Hansell
                                      Title: President





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